Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
IPG PHOTONICS CORPORATION

    IPG PHOTONICS CORPORATION (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST:    That the Board of Directors of the Corporation (the “Board of Directors”) has duly adopted the following resolution setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof:

    RESOLVED, that Article Eighth of the Amended and Restated Certificate of Incorporation of the Corporation shall be replaced in its entirety as follows:

    EIGHTH: No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

SECOND:    That thereafter, pursuant to resolution of the Board of Directors, the Annual Meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware and the Corporation’s Amended and Restated Certificate of Incorporation and Bylaws at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:    That the aforesaid amendment was duly adopted by the stockholders of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its authorized officer this 23rd day of May, 2023.

                                IPG PHOTONICS CORPORATION

                                By: /s/ Angelo P. Lopresti
                                Name:    Angelo P. Lopresti
                                Title:    SVP, General Counsel and
                                    Corporate Secretary